EXHIBIT 10.14

      THIS AGREEMENT, made this 7th day of October, l997, between THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW-YORK, a religious corporation in the State of New York, having its office and address at 74 Trinity Place in the Borough of Manhattan, City, State and County of New York (hereinafter referred to as the "Landlord"), and DELIA'S, INC., a Delaware Corporation, having its place of business at 435 Hudson Street, Borough of Manhattan, City, County and State of New York (hereinafter referred to as the "Tenant").

                             W I T N E S S E T H :

      WHEREAS, the Landlord and Delia's LLC entered into an agreement of lease dated May 3, 1995, modified September 26, 1996 and further modified April 4, 1997 herein the Landlord leased to the Tenant a portion of the 3rd Floor as described in the lease, in the building of the Landlord known as 435 Hudson Street, New York, New York, for a term to commence May 1, 1995, and expire (unless sooner terminated in accordance with the provisions of the lease) on March 31, 2007 at the rent and additional rents and on the other terms and covenants set forth in such lease (the said lease is hereinafter referred to as the "Lease" and the premises thereby demised are hereinafter referred to as the "Original Premises"), and

      WHEREAS, Delia's LLC assigned all of its right, title and interest in the Lease to the Tenant; and

      WHEREAS, Tenant wishes to (i) take and hire additional space in said building consisting of a portion of the 5th floor as hatched in red on the diagram attached hereto and made part of the Agreement and marked Exhibit "C" (such additional space is hereinafter referred to as the "Additional Space"), and the Landlord is willing to agree to lease the Additional Space to the Tenant on the terms herein prescribed and otherwise on those set forth in the Lease; and

      WHEREAS, the Landlord and the Tenant desire to modify the Lease accordingly.

      NOW, THEREFORE, it is hereby mutually covenanted and agreed between the parties hereto as follows:

      l. The Lease shall be and it hereby is modified in the following respects effective as of September 26, 1997:

      (a) By making the Additional Space a part of the Premises demised under the Lease which the Landlord lets and leases to the Tenant and the Tenant takes and hires from the Landlord for the remainder of the term of the Lease and upon all of the terms, covenants and conditions of the Lease except as they are herein modified.

      (b) Subject to Section 2 hereof, the fixed annual rent payable under the Lease shall be increased to the annual rates of (i) $525,374.50 during the period commencing on May 1, 1998 and ending April 30, 2003, payable in monthly installments of $43,781.21 payable in advance on the first of each calendar month and (ii) of $538,999.50 during the period commencing on May 1, 2003 and ending March 31, 2007, payable in monthly installments of $44,916.63 payable in advance on the first of each calendar month.

      (c) The definition of "Tenant's Proportionate Share" shall be adjusted to reflect the addition of the Additional Space.

      (d) For the purposes of computing the escalations in respect to the Additional Space, the following changes are made to Article THIRTY-SEVENTH of the Lease:

            (i) The term "Base Index" shall mean the Index as last published prior to November 1, 1997;

            (ii)  The term "Base Year" shall mean the calendar year 1998.

            (iii) The term "Computation Date" shall mean the first day of April,
                  1999 and, in Subsequent Years, its anniversary date.

            (iv) "Statements for the Tenant" shall be furnished on or before May 1, 1999, and on or before that day in each Subsequent Year.

The Tenant shall continue to pay escalation with respect to the Original Premises as set forth in the Lease.


                                      (2)

      2. The Tenant is hereby granted the privilege of occupying the Additional Space subject to all of the terms, covenants and conditions of the lease, including but not limited to, the payment of any service charges for electric current, water, sprinkler maintenance and any overtime elevator or heat service and to the payment of any additional rent payable pursuant to the provisions of Article THIRTY-SEVENTH of the Lease but otherwise free of the payment of the fixed rent applicable to the Additional Space. ($17,961.63 per month) during the period beginning with September 26, 1997 and ending on April 30, 1998, the date prior to the commencement of the term.

      The right to occupy the premises free of rent during the period set forth above shall be subject to the condition that the Tenant shall not default in the payment of any other fixed rent, or any additional rent or any other charge due under this lease or in the performance of the other terms, covenants and conditions thereof. In the event of any such default, then fixed annual rent at the monthly rate set forth in this lease shall be payable during the period in which the Tenant would otherwise be entitled to the use of the premises free of fixed annual rent. Any such payment shall be paid within l0 days following demand and shall constitute additional rent under this lease.

      3. It is agreed that the following work is to be done in the Additional Space by the Landlord at the Landlord's expense:

            a) Renovate and recaulk windows. Replace any cracked or broken and nontransparent panes and wash once at commencement of lease.

            b) Demolish any unused piping and wiring, etc. Deliver perimeter radiation in good working order.

            c) Deliver up to 10 watts per sq. ft. of 3-phase electric power with disconnect and meter; Tenant to be responsible for the distribution of electricity within the premises.

            d)    Deliver ACP-5 form.

      The Tenant agrees that, notwithstanding the fact that the Landlord will tender the Additional Space to the Tenant for possession on September 26, 1997, the Landlord may perform and complete the items of work listed above after that date and the Tenant agrees to provide the Landlord with unrestricted access to the Additional Space and to cooperate fully


                                      (3)
with the Landlord in order to permit the Landlord to perform such work as expeditiously as possible.

      In the event that the Landlord shall not complete the work set forth above by November 1, 1997, then (but only if and only to the extent that) such delay actually prevents or delays the Tenant from constructing and installing the improvements it intends to construct and install in the Additional Space, then the payment of the fixed rent applicable to the Additional Space ($17,961.63 per month), shall be postponed (from May 1, 1998) by the number of days equal to the number of days of such delay.

      4. Except as modified in accord with the provisions of this Agreement, the Lease is hereby ratified and affirmed and the Tenant covenants and agrees to keep and perform the obligations of the Lease as hereby modified.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            THE RECTOR, CHURCH-WARDENS AND
                                            VESTRYMEN OF TRINITY CHURCH IN
                                            THE CITY OF NEW-YORK
[CORPORATE SEAL]
ATTEST:


By: /s/ Joseph Palombi                      By: /s/ Stephen Heyman
    ------------------                          ------------------
        Executive Vice President                    Director of Leasing
          of Real Estate



[CORPORATE SEAL]
ATTEST:                                     DELIA'S, INC.



By: /s/ Karen Christensen                   By: /s/ Alex S. Navarro
    ---------------------                       -------------------
        Assistant Secretary                         Title: Senior Vice President


                                      (4)